EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                                           For the Six Months
                                                             Ended June 30,
                                                                  2000
1. Earnings

   (a) Income from continuing
       operations before deductions
       for taxes and interest                                    $3,852

   (b) Portion of rental expense
       representative of interest
       factor                                                        54

   (c) Equity in losses from
       less-than-50%-owned
       investments (accounted
       for under the equity
       method of accounting)                                         59

   (d) Excess of earnings over
       distributions of less-
       than-50%-owned investments
       (accounted for under the
       equity method of accounting)                                 (98)

         TOTAL                                                   $3,867

2. Fixed Charges

   (a) Interest                                                   $ 655

   (b) Portion of rental expense
       representative of interest
       factor
                                                                     54

         TOTAL                                                     $709

   Ratio (1 divided by 2)                                          5.45